EXHIBIT 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES SECOND QUARTER REVENUE OF
$835 MILLION AND NET INCOME OF $.32 PER SHARE

Solidly Accretive Head Operation, Richer Product Mix Help Offset Challenging
Distribution Channel Dynamics

LAKE FOREST, Calif. - Jan. 22, 2004 -Reflecting continued successful integration of recording heads into its operations and healthy overall demand for hard drives in traditional and newer markets, Western Digital Corp. (NYSE: WDC) today reported revenue of $835 million on shipments of approximately 12.7 million units, and net income of $68.8 million, or $.32 per share, for its second fiscal quarter ended Dec. 26, 2003.

       A year ago in the December 2002 quarter, Western Digital produced revenue of $750 million, shipped approximately 10.3 million units and earned $74.4 million, or $.36 per share, in a period that was marked by significant hard drive shortages.

       "We are pleased with our December quarter results, especially in light of challenging inventory and pricing conditions that prevailed in the distribution channel during the quarter," said Matt Massengill, chairman and chief executive officer of Western Digital. "We were able to partially offset these dynamics with a richer mix of higher capacity drives and the solidly-accretive financial performance of our newly-integrated head operations. Based on recent industry commentary, we believe that weeks of inventory in the distribution channel will be reduced during the seasonally-softer March quarter from the current high levels of the industry's manageable range.

       "Overall demand for hard drives in the second quarter was strong across all geographic markets—reflected by our 12.7 million total unit shipments and sequential revenue growth in each major region—as we continued to participate in a set of multi-year, high-volume growth opportunities in the commercial and consumer markets. In addition to strength in our core desktop PC market, growing numbers of hard drives were shipped into newer markets such as enterprise-class Serial ATA, video entertainment, and external hard drives for system backup and mass storage of digital media content.

Western Digital Announces Second Quarter Revenue of $835 Million and
Net Income of $.32 Per Share

       "We are very excited about our prospects as we enter the new calendar year with a proven team, strong customer relationships, an improved business model, and an extraordinary set of growth opportunities. With continued progress in the head operation, we are in a position to realize additional leverage from this strategic initiative as we work toward greater operational flexibility and the industry's most competitive cost structure."

       For the six-months ended Dec. 26, 2003, Western Digital reported revenue of $1.55 billion, net income of $73.8 million and diluted earnings per share of $.34, compared to $1.33 billion, $96.6 million and $.48, respectively, for the six-month period ended Dec. 27, 2002. The current six-month period results include $45 million of start-up expenses and other one-time charges and $5 million of head design research and development expenses incurred in the quarter ended Sept. 26, 2003 related to the Read-Rite asset acquisition.

       The investment community conference call to discuss these results and the company's outlook will be broadcast live over the Internet today at 2 p.m. PST/5 p.m. EST. The call will be accessible live and on an archived basis on the company's Web site at the following link: http://www.westerndigital.com/invest -- click on Conference Calls. A telephone replay will also be available at 402.220.3490 (no access code required).

About Western Digital

       Western Digital, one of the storage industry's pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users' data close-at-hand and secure from loss.

       Western Digital was founded in 1970. The company's storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the company's Web site (www.westerndigital.com) to access a variety of financial and investor information.

       This release contains forward-looking statements, including statements relating to expected weeks of inventory in the distribution channel; growth opportunities in the commercial and consumer markets; and the company’s cost structure. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: pricing trends; actions by competitors; supply and demand conditions in the hard drive industry; changes in product and customer mix; availability and cost of specialized product components; uncertainties related to the development and introduction of products based on new technologies, or the entry by the company into new markets; and other factors discussed in our recent SEC filings, including but not limited to our Form 10-Q for the first quarter of fiscal 2004. We undertake no obligation to update our forward-looking statements to reflect new information or events or for any other reason.

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Western Digital and the Western Digital logo are registered trademarks of Western Digital Technologies, Inc.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	Dec. 26, 2003	Sep. 26, 2003	Dec. 27, 2002*	Dec. 26, 2003	Dec. 27, 2002*
Revenue, net	$834.8	$714.2	$749.5	$1,549.0	$1,332.4
Cost of revenue	693.0	618.0	605.4	1,311.0	1,104.7
Gross margin	141.8	96.2	144.1	238.0	227.7
Operating expenses:
Research and development	44.0	63.7	34.4	107.7	66.3
Selling, general and administrative	26.5	27.6	33.6	54.1	60.1
Total operating expenses	70.5	91.3	68.0	161.8	126.4
Operating income	71.3	4.9	76.1	76.2	101.3
Net interest and other income (expense)	--	0.3	0.5	0.3	(0.7)
Income before income taxes	71.3	5.2	76.6	76.5	100.6
Income tax expense	2.5	0.2	2.2	2.7	4.0
Net income	$68.8	$5.0	$74.4	$73.8	$96.6

Net income per common share:

Basic	$.33	$.02	$.38	$.36	.50
Diluted	$.32	$.02	$.36	$.34	.48

Common shares used in computing per share amounts:

Basic	205.4	204.1	193.7	204.8	193.1
Diluted	217.9	215.9	204.1	216.9	200.5

* Certain reclassifications have been made to the previously reported quarterly and fiscal year 2003 information to conform to the current period presentation.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)
(unaudited)

	Dec. 26, 2003	Jun. 27, 2003*
ASSETS
Current assets:
Cash and cash equivalents	$318.4	$393.2
Accounts receivable, net	361.3	243.9
Inventories	155.8	97.8
Other	9.9	9.2
Total current assets	845.4	744.1
Property and equipment, net	236.1	122.1
Other assets, net	34.3	--
Total assets	$1,115.8	$866.2

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$471.7	$364.6
Accrued expenses	149.7	141.1
Current portion of long-term debt	3.1	--
Total current liabilities	624.5	505.7
Other liabilities	27.5	33.1
Long-term debt	46.9	--
Shareholders' equity:
Common stock	2.1	2.0
Additional paid-in capital	675.2	659.6
Accumulated deficit	(260.4)	(334.2)
Total shareholders' equity	416.9	327.4
Total liabilities and shareholders' equity	$1,115.8	$866.2

* Certain reclassifications have been made to the previously reported quarterly and fiscal year 2003 information to conform to the current period presentation.